Exhibit 99.1

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

VP Corporate Communications

(408) 943-2902

FOR IMMEDIATE RELEASE

Cypress Reports Third Quarter 2006 Results

•	Revenue of $290.2 million exceeds upper end of revenue guidance

•	Record quarterly PSoC® device revenue

•	SRAM gross margins and profitability remain strong

•	SunPower contributes significantly to EPS

SAN JOSE, Calif., October 19, 2006—Cypress Semiconductor Corp. (NYSE: CY) today announced that revenue for the 2006 third quarter was $290.2 million, up 9.4% from prior-quarter revenue of $265.2 million and up 27.8% from year-ago third-quarter revenue of $227.1 million.

Cypress posted GAAP net income of $10.7 million in the 2006 third quarter, or diluted earnings per share of $0.06. This compares with the prior quarter’s diluted earnings per share of $0.04 and a diluted net loss per share of $0.04 in the year-ago third quarter.

On an adjusted-GAAP basis—excluding charges for stock-based compensation, acquisition-related charges and other special charges and credits—the 2006 third quarter resulted in a net profit of $27.6 million5, or diluted earnings per share of $0.161. This compares with the prior quarter’s diluted earnings per share of $0.131. Diluted earnings per share in the year-ago third quarter were $0.031.

Consolidated gross margin on an adjusted-GAAP basis4 for the third quarter was 43.4%, down 0.6% from the previous quarter. On a GAAP basis, gross margin was 42.6%, down 0.3% from the prior quarter.

Cypress President and CEO T.J. Rodgers said, “Cypress’s third-quarter revenue of $290.2 million was up for the sixth consecutive quarter, reaching its highest point since the fourth quarter of 2000, the Company’s all-time revenue record quarter. Net income also increased for the sixth straight quarter. Our gross margins were affected by manufacturing limitations which we expect to improve going forward.”

Rodgers added, “We are ahead of schedule implementing our flexible manufacturing strategy. Our foundry partner, Grace Semiconductor, shipped $1.2 million in PSoC mixed-signal arrays during the quarter. SunPower continues to be our fastest-growing business, and we expect more of the same in the fourth quarter.”

BUSINESS UNITS

Business Unit Summary Financials

Three Months Ended

October 1, 2006

	CCD[3]	DCD[3]	MID[3]	SUNPOWER	OTHER	TOTAL
REVENUE ($M)	89.7	36.2	86.0	65.3	13.0	290.2
REVENUE	30.9%	12.5%	29.6%	22.5%	4.5%	100.0%
GROSS MARGIN[4]	45.7%	67.7%	39.3%	25.3%	77.5%	43.4%
ADJUSTED-GAAP EPS[1]	$0.03	$0.06	$0.04	$0.05	$(0.02)	$0.16
GAAP EPS [2]						$0.06

Three Months Ended July 2, 2006

	CCD[3]	DCD[3]	MID[3]	SUNPOWER	OTHER	TOTAL
REVENUE ($M)	75.4	35.8	88.5	54.7	10.8	265.2
REVENUE	28.4%	13.5%	33.4%	20.6%	4.1%	100.0%
GROSS MARGIN[4]	49.8%	66.9%	38.6%	23.5%	76.3%	44.0%
ADJUSTED-GAAP EPS[1]	$0.02	$0.05	$0.04	$0.03	$(0.01)	$0.13
GAAP EPS [2]						$0.04

[1]	Adjusted-GAAP EPS, shown here on a fully diluted basis, excludes stock-based compensation charges, and the amortization of intangibles and other acquisition-related, restructuring and special charges and credits. Adjusted-GAAP EPS by segment is calculated using the diluted weighted average share count utilized for the consolidated reported results. Management evaluates the company using the same weighted average share count as utilized for consolidated reporting purposes. See the “Reconciliation of GAAP to Adjusted-GAAP Condensed Consolidated Statements of Operations” table.
[2]	There is not a directly comparable GAAP measure for the segment adjusted-GAAP EPS as management does not allocate GAAP reconciliation items to the segments. The most directly comparable GAAP measure is at the consolidated results level which is presented above.
[3]	CCD is the Consumer and Computation Division; DCD is the Data Communications Division; MID is the Memory and Imaging Division.
[4]	Adjusted-GAAP gross margin percent excludes the impact of stock-based compensation, acquisition-related and other charges and credits. See the “Supplemental Segment and Gross Margin Information” table for a reconciliation of the adjusted-GAAP gross margin to GAAP gross margin.
[5]	See the “Reconciliation of GAAP to Adjusted-GAAP Measures Condensed Consolidated Statements of Operations” table.

Consumer and Computation Division (CCD)

CCD revenue was $89.7 million in the third quarter, up 19.0% from the prior quarter, accounting for 30.9% of our quarterly revenue and meeting our expectations. The sharp revenue increase was driven by holiday demand and increased market penetration of our PSoC products. Fourth-quarter revenue is expected to be sequentially flat to slightly down.

CCD posted a gross margin of 45.7%4 in the third quarter, down from 49.8%4 in the second quarter. The division contributed $0.031 earnings per share to the company’s adjusted-GAAP net income in the third quarter, compared with $0.021 in the second quarter. CCD’s contribution to earnings per share is expected to remain relatively flat in the fourth quarter.

Third-quarter highlights for the division include:

+ Enhanced PSoC CapSense. Cypress introduced a lower-power version of CapSense, its PSoC-based capacitive sensing solution. The new device family targets handsets and other mobile applications. The new CapSense devices deliver 45 times better noise immunity, 30 percent faster update speeds with 60 percent lower noise consumption and 300 percent greater resolution than previous devices, improving on the industry’s most flexible capacitive sensing solution.

+ New PSoC software. Cypress launched PSoC Express™ 2.1, an easy-to-use visual development tool that allows engineers to develop microcontroller-based designs with a drag-and-drop interface, without having to write a line of computer code. It also adds many new device drivers that designers can select to easily implement functions within a PSoC device, including seven-segment LED displays, thermocouples, accelerometers, I2C remote monitor and control devices, distance sensors and ambient light sensors.

+ Cypress qualified a new Murata Electronics ceramic resonator for use with its MoBL-USB™ and EZ-USB® families of high-speed USB devices. The Murata device replaces crystals in space-constrained mobile products.

+ Cypress and Artaflex, a Canadian-based maker of wireless modules, jointly announced four new precertified WirelessUSB™ LP-based modules for home automation, medical and industrial applications. Precertification eliminates the need for regulatory compliance testing, reducing design cost and time-to-market.

+ Cypress and Symwave Inc. introduced a USB reference design kit that enables fingerprint security for external hard disk drives.

+ PnPNetwork Technologies selected Cypress’s EZ-USB FX2LP™ controller for its newest baseband decoder development platform. Using the Digital Multimedia Broadcasting-Terrestrial standard, the decoders help to deliver high-definition TV signals to personal computers.

+ Cypress introduced the InstaClock™ Programmable Clock Generator Kit, enabling designers to program clock chips with commonly used frequencies in less than one minute on their own PCs. The kits eliminate the wait for custom-programmed parts or mask changes, accelerating time to market.

+ Cypress launched a high-performance clock generator for next-generation digital entertainment systems that use high-speed Rambus Inc. XDR™ (Extreme Data Rate) memory systems.

Data Communications Division (DCD)

DCD revenue was $36.2 million in the third quarter, up 1.1% from the prior quarter, in line with our expectations. Divisional revenue accounted for 12.5% of third-quarter revenue.

DCD revenue is expected to decrease in the fourth quarter due to the seasonal slowdown in telecommunications.

DCD posted a gross margin of 67.7%4 in the third quarter, up from 66.9%4 in the second quarter. The division contributed $0.06 1 earnings per share on an adjusted-GAAP basis to our net income in the third quarter, compared with $0.05 1 in the second quarter. DCD’s contribution to earnings per share is expected to decrease slightly in the fourth quarter.

Third-quarter highlights for the division include:

+ RGB Networks integrated Cypress’s HOTLink-on-Demand™ video SERDES into its Broadcast Network Processor (BNP). The high throughput of the multichannel HOTLink SERDES helps make the RGB processor the cable industry’s highest-density digital video processing solution.

+ Altera Corp. selected Cypress’s high-performance video equalizer for its second-generation, video-over-Internet Protocol reference design.

+ Cypress added six new products to its family of MoBL™ (More Battery Life™) Dual-Port memories for next-generation mobile handsets. The new devices are the first to use a multiplex interface to make a direct connection between a phone’s application and baseband processors, improving multimedia performance and enabling additional features and functions.

Memory and Imaging Division (MID)

MID revenue was $86.0 million in the third quarter, down 2.8% from the prior quarter. Revenue fell slightly short of our expectation of a sequential increase, due in part to a decline in DRAM shipments. Divisional revenue accounted for 29.6% of third-quarter revenue. Fourth quarter MID revenue is expected to increase due to an increase in SRAM demand and higher output from our flexible manufacturing fab partners.

MID posted a gross margin of 39.3%4 in the third quarter, compared with 38.6%4 in the second quarter. The division reported net earnings per share of $0.041 on an adjusted-GAAP basis in the third quarter, compared with net earnings per share of $0.041 in the second quarter. MID’s contribution to earnings per share is expected to increase in the fourth quarter.

Third-quarter highlights for the division include:

+ Cypress sampled its first 18- and 36-Mbit QDR-II™+ (Quad Data Rate™) SRAMs. The company previously sampled the industry’s first 72-Mbit QDR-II+ device, the highest-performance standard SRAM on the market, used primarily in data networking applications.

+ Cypress’s IM103 automotive and machine vision image sensor has been named the most innovative image sensor for 2006 by Semiconductor Insights, a technical advisor to the world’s microelectronics community.

SunPower Corporation

Revenue from Cypress’s SunPower subsidiary was $65.3 million in the third quarter, up 19.4% from the prior quarter and up 198.6% from the third quarter of 2005, driven primarily by higher worldwide unit sales of solar panels. SunPower continues to deliver results ahead of plan. SunPower accounted for 22.5% of Cypress’s third-quarter revenue. We expect revenue to increase in the fourth quarter of 2006 based in part on production from our fourth Philippines solar cell production line, which is expected to begin operations during the fourth quarter.

SunPower posted a gross margin of 25.3%4 in the third quarter of 2006, compared with 23.5%4 in the second quarter of 2006. SunPower’s adjusted-GAAP pretax profit was 19.5% of its revenue in the third quarter. SunPower contributed adjusted-GAAP diluted earnings per share of $0.051 in the third quarter, compared with earnings per share of $0.031 in the second quarter. SunPower’s contribution to Cypress’s earnings per share is expected to increase in the fourth quarter.

Third-quarter highlights include:

+ SunPower President and Chief Technology Officer Dick Swanson was awarded the Becquerel Prize for Outstanding Merits in Photovoltaics, becoming only the second American to receive this honor. Presented by the Commission of the European Communities, the award recognized Swanson for outstanding contributions to the development of high-efficiency solar cells.

+ SunPower purchased a 431,000-square-foot manufacturing facility near its existing plant in the Philippines to expand production capacity. At full capacity, the plant will turn out more than 300 megawatts (MW) of solar cells per year, equivalent to an annual revenue of $1.2 billion at today’s prices.

+ SunPower also inaugurated a new automated solar panel manufacturing plant in the Philippines. The plant will produce 90 MW of solar panels per year when ramped to full production.

+ SunPower expanded its line of high-efficiency inverters, which convert the direct current of a solar-cell array into the alternating current used by most homes and businesses. Inverter industry leader Xantrex Technology will manufacture the new, SunPower-branded products. SunPower will offer the inverters, inverter monitors and high-performance solar panels to its North American customers as part of an integrated solar-power system solution.

Other Developments

+ On October 10, Cypress spun out the assets and intellectual property of its PC clock business to Spectra Linear for cash and equity. The transaction did not involve Cypress’s general purpose clock business, which is four-and-a-half times larger than its PC clock business.

+ Cypress shipped first production units of the new OvationONSTM laser-based optical navigation sensor targeted at high-end and mid-range wired and wireless mice. The sensor delivers fast and precise tracking on more surfaces than other sensors on the market, using Cypress’s patent-pending OptiCheck™ technology, which offers outstanding accuracy and a variable resolution ranging from 800 to 2,400 CPI (counts per inch).

+ Fabless semiconductor company Cavendish Kinetics announced the start of a development program for a new embedded data storage technology at Cypress’s Silicon Valley Technology Center (SVTC) subsidiary.

+ Cypress began transferring its 0.13-micron RAM8™ process technology to its foundry partner, Grace Semiconductor Manufacturing Corp., of Shanghai, China. The technology will be used to build SRAM products which are currently being allocated by the company.

+ Cypress launched a new University Alliance Program to support electrical engineering and computer science students and professors at the world’s top schools—cultivating potential employees and customers. The program provides students with access to chip samples, design resources and online training. The program website can be located at www.cypress.com/cua.

Conclusion

Rodgers concluded, “Our new product portfolio, focused on our proprietary, programmable products, continues to enjoy strong customer acceptance. Our PSoC product family—among the industry’s most flexible, innovative programmable products—continues to penetrate major end-markets such as consumer electronics, computation, communications, automotive, industrial and white goods. Growth from our SunPower subsidiary remains strong and ahead of plan, and we continue to take steps to focus our business. Barring a significant downturn in the fourth quarter, we remain optimistic that we will reach our 2006 goal of approximately $1.1 billion in revenue.”

About Cypress

Cypress solutions perform: consumer, computation, data communications, automotive, industrial, and solar. Leveraging proprietary silicon processes, Cypress’s product portfolio includes a broad selection of wired and wireless USB devices, CMOS image sensors, timing solutions, specialty memories, high-bandwidth synchronous and micropower memory products, optical solutions and reconfigurable mixed-signal arrays. Cypress trades on the NYSE under the ticker symbol CY. Visit us at www.cypress.com.

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the fourth quarter of 2006, revenue for 2006, and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We use words such as “anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends” and similar expressions to identify forward-looking statements that include, but are not limited to, statements related to demand for our PSoC devices, CapSense devices and SRAM products, improvements we expect in our manufacturing utilization, the functionality and features of our new products, the capacity of SunPower’s second manufacturing facility and solar panel production facility, our prices, growth, shipments, profit and revenue. Such statements reflect our current expectations which are based on information and data available to our management as of the date of the release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the business and economic conditions and growth trends in the semiconductor and solar power industries, the state of the global economy, the actions of our competition, our ability to develop and roll-out new products, our ability to execute on our flexible manufacturing plan and successfully transfer our technology to Grace Semiconductor, whether PSoC Express 2.1 and our other new products perform as expected, customer acceptance of Cypress and it’s subsidiaries’ products, factory utilization, seasonality in the markets we serve, our ability to improve our gross margins and realize our bookings, the financial and operational performance of our subsidiaries, including SunPower’s ability to ramp production and obtain a sufficient amount of polysilicon, SunPower’s production levels and module sales, and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

To supplement the consolidated financial results prepared under GAAP, Cypress uses adjusted-GAAP measures which are adjusted from the most directly comparable GAAP results to exclude charges for stock-based compensation, acquisition-related charges and other special charges and credits. Management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company as they result from corporate transactions outside the ordinary course of business. Management uses these adjusted-GAAP measures internally to make strategic decisions, forecast future results and evaluate the Company’s current performance. Most analysts covering Cypress use the adjusted-GAAP measures as well. Given management’s use of these adjusted-GAAP measures, Cypress believes these measures are important to investors in understanding the Company’s current and future operating results as seen through the eyes of management. In addition, management believes these adjusted-GAAP measures are useful to investors in enabling them to better assess changes in Cypress’ core business across different time periods. These adjusted-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from adjusted-GAAP measures used by other companies.

Cypress, PSoC, MoBL, EZ-USB and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation. Programmable System-on-Chip, PSoC Express, Programmable Radio-on-a-Chip, MoBL-USB, EZ-USB FX2LP, WirelessUSB, RAM8, HOTLink-On-Demand, InstaClock, and More Battery Life are trademarks of Cypress Semiconductor Corporation. SunPower is a registered trademark of SunPower Corporation. XDR is a trademark of Rambus Inc. QDR-II and Quad Data Rate are trademarks of the QDR Consortium. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per-share data)

(Unaudited)

	October 1, 2006	January 1, 2006
ASSETS

Cash, cash equivalents, and investments ( a )	$708,148	$393,788
Accounts receivable, net	179,951	151,213
Inventories	108,517	73,573
Property and equipment, net	527,721	464,656
Goodwill and other intangible assets	402,090	459,496
Other assets	177,074	155,148

Total assets	$2,103,501	$1,697,874

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$115,491	$72,125
Deferred income	62,140	29,404
Convertible subordinated notes	598,997	599,997
Income tax liabilities	56,601	59,590
Other accrued liabilities	162,658	141,319

Total liabilities	995,887	902,435
Minority interest	118,255	38,304
Stockholders’ equity ( b )	989,359	757,135

Total liabilities and stockholders’ equity	$2,103,501	$1,697,874

( a )	Cash, cash equivalents and investments included restricted cash totaling $63.2 million and $63.5 million as of October 1, 2006 and January 1, 2006, respectively.
( b )	Common stock, $.01 par value, 650,000 and 650,000 shares authorized; 141,870 and 137,036 shares outstanding as of October 1, 2006 and January 1, 2006, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(ON A GAAP BASIS)

(In thousands, except per-share data)

(Unaudited)

		THREE MONTHS ENDED
		October 1, 2006	October 2, 2005	July 2, 2006
Revenues		$290,207	$227,112	$265,236
Cost of revenues ( a )		166,649	131,673	151,343

Gross margin		123,558	95,439	113,893
Operating expenses:
Research and development ( a )		61,981	56,068	61,598
Selling, general and administrative ( a )		48,817	40,045	43,563
Amortization of intangibles		3,748	6,504	3,937
Restructuring costs (credits)		—	713	(113)

Total operating costs		114,546	103,330	108,985

Operating income (loss)		9,012	(7,891)	4,908
Net interest income and other		6,385	1,853	3,197

Income (loss) before income tax and minority interest		15,397	(6,038)	8,105
Income tax (provision) benefit		(2,320)	92	(1,119)
Minority interest, net of tax		(2,363)	—	(1,139)

Net income (loss)		$10,714	$(5,946)	$5,847

Basic net income (loss) per share		$0.08	$(0.04)	$0.04
Diluted net income (loss) per share		$0.06	$(0.04)	$0.04

Shares used in calculation:
Basic		141,284	134,175	139,989
Diluted		179,087	134,175	145,306

__________
( a )	includes the following stock-based compensation expense:

Cost of revenues		$2,623	$1	$2,877
Research and development		4,515	69	4,354
Selling, general and administrative		5,158	1,657	4,758

( a )	Prior to January 2, 2006, Cypress accounted for stock-based compensation expense under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and the related interpretation. In accordance with APB 25, Cypress historically used the intrinsic value method to account for stock-based compensation expense. As of January 2, 2006, Cypress accounts for stock-based compensation expense under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). As Cypress adopted the modified prospective application method under SFAS 123(R), results for prior periods have not been restated.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(ON AN ADJUSTED-GAAP BASIS)

(In thousands, except per-share data)

(Unaudited)

	THREE MONTHS ENDED
	October 1, 2006	October 2, 2005	July 2, 2006
Revenues	$290,207	$227,112	$265,236
Costs of revenues	164,287	131,572	148,494

Gross margin	125,920	95,540	116,742
Operating expenses:
Research and development	57,075	55,216	55,618
Selling, general and administrative	43,498	37,981	38,354

Total operating costs	100,573	93,197	93,972

Operating income	25,347	2,343	22,770
Net interest income and other	7,524	1,853	3,218

Income before income tax and minority interest	32,871	4,196	25,988
Income tax provision	(2,260)	(348)	(2,566)
Minority interest, net of tax	(2,986)	—	(1,526)

Net income	$27,625	$3,848	$21,896

Basic net income per share	$0.20	$0.03	$0.16
Diluted net income per share	$0.16	$0.03	$0.13

Shares used in calculation:
Basic	141,284	134,175	139,989
Diluted	180,261	142,403	178,910

•	A reconciliation of GAAP to adjusted-GAAP is presented on the following page.

•	Cypress’ adjusted-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and those accounting principles and may be different from those used by other companies.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP TO ADJUSTED-GAAP MEASURES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share data)

(Unaudited)

	THREE MONTHS ENDED October 1, 2006				THREE MONTHS ENDED October 2, 2005				THREE MONTHS ENDED July 2, 2006
	GAAP	Adjustments		Adjusted-GAAP	GAAP	Adjustments		Adjusted-GAAP	GAAP	Adjustments		Adjusted-GAAP
Revenues	$290,207	—		$290,207	$227,112	$—		$227,112	$265,236	$—		$265,236
Cost of revenues	166,649	(2,362)	( a )	164,287	131,673	(101)	( h )	131,572	151,343	(2,849)	( n )	148,494

Gross margin	123,558	2,362		125,920	95,439	101		95,540	113,893	2,849		116,742
Operating expenses:
Research and development	61,981	(4,906)	( b )	57,075	56,068	(852)	( i )	55,216	61,598	(5,980)	( o )	55,618
Selling, general and administrative	48,817	(5,319)	( c )	43,498	40,045	(2,064)	( j )	37,981	43,563	(5,209)	( p )	38,354
Amortization of intangibles	3,748	(3,748)	( d )	—	6,504	(6,504)	( k )	—	3,937	(3,937)	( q )	—
Restructuring costs (credits)	—	—		—	713	(713)	( l )	—	(113)	113	( r )	—

Total operating costs	114,546	(13,973)		100,573	103,330	(10,133)		93,197	108,985	(15,013)		93,972

Operating Income (loss)	9,012	16,335		25,347	(7,891)	10,234		2,343	4,908	17,862		22,770
Net interest income and other	6,385	1,139	( e )	7,524	1,853	—		1,853	3,197	21	( s )	3,218

Income (loss) before income tax and minority interest	15,397	17,474		32,871	(6,038)	10,234		4,196	8,105	17,883		25,988
Income tax (provision) benefit	(2,320)	60	( f )	(2,260)	92	(440)	( m )	(348)	(1,119)	(1,447)	( t )	(2,566)
Minority interest, net of tax	(2,363)	(623)	( g )	(2,986)	—	—		—	(1,139)	(387)	( u )	(1,526)

Net income (loss)	$10,714	$16,911		$27,625	$(5,946)	$9,794		$3,848	$5,847	$16,049		$21,896

Basic net income (loss) per share	$0.08			$0.20	$(0.04)			$0.03	$0.04			$0.16
Diluted net income (loss) per share	$0.06			$0.16	$(0.04)			$0.03	$0.04			$0.13

Shares used in calculation:
Basic	141,284			141,284	134,175			134,175	139,989			139,989
Diluted	179,087			180,261	134,175			142,403	145,306			178,910

Three Months Ended October 1, 2006:

( a )	Includes acquisition-related expense of $5, stock-based compensation expense of $2,623, and a credit of $(266) related to changes in value of the deferred compensation plan.
( b )	Includes acquisition-related expense of $362, stock-based compensation expense of $4,515, synthetic lease loss accrual of $335, and a credit of $(306) related to changes in value of the deferred compensation plan.
( c )	Includes acquisition-related expense of $230, stock-based compensation expense of $5,158, synthetic lease loss accrual of $165, and a credit of $(234) related to changes in value of the deferred compensation plan.
( d )	Includes amortization of intangibles of $3,748.
( e )	Includes an investment impairment charge of $2,175 and an investment-related gain of $(1,036).
( f )	Includes tax effect on adjusted-GAAP adjustments of $60.
( g )	Includes minority interest adjustments of $623.

Three Months Ended October 2, 2005:

( h )	Includes acquisition-related and other expense of $100 and stock-based compensation expense of $1.
( i )	Includes acquisition-related and other expense of $579, stock-based compensation expense of $69, and synthetic lease loss accrual of $204.
( j )	Includes acquisition-related and other expense of $307, stock-based compensation expense of $1,657 and synthetic lease loss accrual of $100.
( k )	Includes amortization of intangibles of $6,504.
( l )	Includes restructuring costs of $713.
( m )	Includes tax effect on adjusted-GAAP adjustments of $440.

Three Months Ended July 2, 2006:

( n )	Includes acquisition-related expense of $17, stock-based compensation expense of $2,877, and a credit of $(45) related to changes in value of the deferred compensation plan.
( o )	Includes acquisition-related expense of $1,342, stock-based compensation expense of $4,354, synthetic lease loss accrual of $335, and a credit of $(51) related to changes in value of the deferred compensation plan.
( p )	Includes acquisition-related expense of $325, stock-based compensation expense of $4,758, synthetic lease loss accrual of $165, and a credit of $(39) related to changes in value of the deferred compensation plan.
( q )	Includes amortization of intangibles of $3,937.
( r )	Includes restructuring credits of $(113).
( s )	Includes an investment-related charge of $21.
( t )	Includes tax effect on adjusted-GAAP adjustments of $1,447.
( u )	Includes minority interest adjustments of $387.

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL SEGMENT AND GROSS MARGIN INFORMATION

(In thousands, except per-share and percentage data)

(Unaudited)

Segment	Information:

	THREE MONTHS ENDED October 1, 2006
	CCD ( a )	DCD ( a )	MID ( a )	SunPower	Other	Consolidated
Revenues	$89,738	$36,143	$85,953	$65,348	$13,025	$290,207
Adjusted-GAAP gross margin %	45.7%	67.7%	39.3%	25.3%	77.5%	43.4%
Adjusted-GAAP basic net income (loss) per share contribution ( b )	$0.03	$0.08	$0.05	$0.06	$(0.02)	$0.20
Adjusted-GAAP diluted net income (loss) per share contribution ( b )	$0.03	$0.06	$0.04	$0.05	$(0.02)	$0.16

Reconciliation of GAAP Consolidated Gross Margin to Adjusted-GAAP Consolidated Gross Margin:

	THREE MONTHS ENDED October 1, 2006
GAAP consolidated gross margin	$123,558	42.6%
Reconciling items: ( c )
Acquisition-related expense	5
Credits related to changes in value of the deferred compensation plan	(266)
Stock-based compensation expense	2,623

Adjusted-GAAP consolidated gross margin	$125,920	43.4%

Reconciliation of GAAP Consolidated Gross Margin to Adjusted-GAAP Semiconductor Gross Margin: ( d )

	THREE MONTHS ENDED October 1, 2006
GAAP consolidated gross margin	$123,558	42.6%
Less: GAAP SunPower gross margin	(15,184)
Amortization of SunPower’s intangibles	(1,176)
GAAP semiconductor gross margin	107,198
Reconciling items:
Acquisition-related expense	5
Credits related to changes in value of the deferred compensation plan	(266)
Stock-based compensation expense	2,423

Adjusted-GAAP semiconductor gross margin	$109,360	48.6%

( a )	CCD - Consumer and Computation Division; DCD - Data Communications Division; MID - Memory and Imaging Division.
( b )	Adjusted-GAAP net income (loss) per share by segment is calculated using the same diluted weighted-average share count as utilized for the consolidated reported results.
( c )	The Company does not generally allocate GAAP reconciling items, such as stock-based compensation expense, to the segments. Management uses the adjusted-GAAP measures internally for strategic decision making, forecasting future results and evaluating the Company’s current performance. These adjusted-GAAP measures exclude the GAAP items listed within the reconciling section and are not allocated to the segments as management does not evaluate the Company including these GAAP measures. In addition, the adjusted-GAAP EPS by segment is calculated utilizing the same consolidated weighted-average share count used for consolidated adjusted-GAAP EPS - see (b) above. As such, there is not a directly comparable GAAP measure for the segment adjusted-GAAP EPS and one is not presented.
( d )	Semiconductor includes all segments except SunPower.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP TO ADJUSTED-GAAP INCOME BEFORE INCOME TAX AND MINORITY INTEREST

(In thousands, except percentage data)

(Unaudited)

	THREE MONTHS ENDED October 1, 2006
	Semiconductor ( a )		SunPower		Consolidated
	Amount	As a % of Semiconductor Revenues	Amount	As a % of SunPower Revenues	Amount	As a % of Consolidated Revenues
GAAP income before income tax and minority interest	$4,997	2.2%	$10,400	15.9%	$15,397	5.3%
Reconciling items: ( b )
Acquisition-related expense	597		—		597
Credits related to changes in value of deferred compensation plan	(806)		—		(806)
Stock-based compensation expense	11,139		1,157		12,296
Synthetic lease loss accrual	500		—		500
Amortization of intangibles	2,572		1,176		3,748
Investment-related charge	1,139		—		1,139

Adjusted-GAAP income before income tax and minority interest	$20,138	9.0%	$12,733	19.5%	$32,871	11.3%

( a )	Semiconductor includes all segments except SunPower. Refer to the “Supplemental Segment and Gross Margin Information” table for revenue information by segments.
( b )	Refer to the “Reconciliation of GAAP to Adjusted-GAAP Measures” table for the line items in the Condensed Consolidated Statements of Operations in which these amounts were recorded.